Exhibit 10.41

AMENDED AND RESTATED PREPAID CARD PROGRAM SERVICES AGREEMENT

This AMENDED AND RESTATED PREPAID CARD PROGRAM SERVICING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 16, 2021 (the “Effective Date”), is between Better Mortgage Corporation, a California Corporation (“Better”), and Notable Finance, LLC, a Delaware limited liability company, as servicer (“Notable”).

WHEREAS, Better is engaged in the origination of purchase and refinance residential mortgage loans offered through the Better.com website (the “Products”);

WHEREAS, Better has established or will establish various marketing programs (“Marketing Programs”, as further defined below) in which it provides reloadable or non-reloadable prepaid cards (“Prepaid Cards”, as further defined below) to eligible Better customers (“Cardholders”, as further defined below);

WHEREAS, Notable is engaged in the business of providing various Servicing Activities with respect to such Prepaid Cards (as those terms are defined further below), including processing, settlement and other services;

WHEREAS, Better and Notable desire that Notable provide to Better certain Servicing Activities in connection with the Prepaid Cards, as provided in this Agreement;

WHEREAS, Notable has a Master Services Agreement in place with Marqeta, Inc. (“Marqeta”) for the issuance of prepaid cards and certain servicing activities related to those prepaid cards;

WHEREAS, the Parties will enter into a related consulting agreement in connection with card-related services and/or programs;

WHEREAS, the Parties entered into a Prepaid Card Program Services Agreement, dated August 13, 2021 (the “Prior Services Agreement”);

WHEREAS, the Parties seek to amend, restate, and replace in its entirety the Prior Services Agreement with this Agreement;

NOW, THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, Better and Notable (each a “Party” and collectively the “Parties”) agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means the laws, court opinions, attorney general opinions, rules and regulations of the United States or of any State or the various agencies, departments or administrative or governmental bodies thereof, and any regulatory guidance, determinations of (or agreements with) any arbitrator or Regulatory Authority and directions or instructions from (or agreements with) any arbitrator or Regulatory Authority, as the same may be amended and in effect from time to time during the Term, including, without limitation, (1) the EFTA; (2) the GLBA; (3) the Bank Secrecy Act; (4) federal and state Money Services Business laws; (5) the prohibition against unfair and deceptive trade practices in the Federal Trade Commission Act; (6) state data security laws; (7) the Telephone Consumer Protection Act; (8) any and all sanctions or regulations enforced by OFAC; (9) statutes or regulations of any State relating to banks, banking, prepaid cards, money transmission or unclaimed property, to the extent applicable to the issuance, sale, authorization or usage of the products and services offered under the Marketing Programs or as otherwise applicable to any of the Parties, as all the same may be amended and in effect from time to time during the Term; and (10) the relevant, material published policies and procedures of Better, as provided to Notable in connection with this Agreement.

“Cardholder” means an individual who is provided a Prepaid Card offer by Better under a Marketing Program.

“Cardholder Account” or “General Purpose Account” means the prepaid account which is associated with a Prepaid Card, and includes the record of debits and credits with respect to Cardholder Transactions originated by a Cardholder.

“Cardholder Data” means information that is provided to or obtained by either Party in the performance of its obligations under this Agreement or otherwise regarding Applicants and current or former Cardholders, including without limitation (i) name, postal address, e-mail address, telephone number, date of birth, taxpayer identification numbers, Cardholder Account numbers, security codes, service codes (i.e., the three or four digit number on the magnetic stripe that specifies acceptance requirements and limitations for a magnetic stripe read transaction), valid to and from dates, as well as information and data related to payment instruments and Cardholder Transactions/Loading Transactions, or Cardholder Transaction/Loading Transaction data using payment instruments and methodologies (e.g., charge, credit, debit, prepaid) and regardless of whether a physical, electronic, or tokenized card is used in connection with such transactions, demographic data, data generated or created in connection with Cardholder Account processing and maintenance activities, Cardholder Account statementing and Cardholder service, telephone logs and records and other documents and information necessary for the processing and maintenance of Cardholder Accounts, (ii) all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 573.3(n) and (o), respectively), and, (iii) with respect to the disposal of such information, any record containing “Consumer Information,” as that term is defined in the regulations implementing 15 U.S.C.§ 1681.

“Cardholder Terms and Conditions” means the terms and conditions governing the use of a Prepaid Card.

“Cardholder Transaction” means a Cardholder using a Prepaid Card to do any of the following: (i) make a purchase or otherwise make a payment to or for the benefit of a third party; or (ii) obtain a credit for a previous purchase.

“Claim” means any and all threats, actions, demands, investigations, proceedings, claims, counterclaims, defenses, or allegations (whether formal or informal, individual or in a representative capacity) made by or on behalf of any Person, including the other Party, any consumer, Cardholder, Regulatory Authority, Network and any attorney general, district attorney or other law enforcement authority, that would not have arisen but for the Marketing Program. The term includes disputes based upon contract, tort, consumer rights, fraud and other intentional torts, constitution, statute, regulation, ordinance, common law and equity (including any claim for injunctive or declaratory relief) and includes disputes based on alleged violations of any Applicable Law.

“Confidential Information” means all information disclosed by a Party, whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including but not limited to information protected by Applicable Laws relating to the protection or security of Consumer Information (the “Privacy Laws”).

“Customer Identifying Information” means, collectively, the name, address(es), email address(es), telephone number(s), cell phone number(s), date of birth, and Social Security Number or Tax Identification Number of each Applicant or Cardholder.

“EFTA” means the Electronic Fund Transfer Act (15 U.S.C. §§ 1693, et seq.) and Regulation E thereunder (12 C.F.R. Part 1005), each as may be amended from time to time.

“GLBA” means, collectively, the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et. seq., the Privacy Regulations, and the standards for safeguarding customer information set forth in 12 C.F.R. Part 1016 and 16 C.F.R. Part 314 or such corresponding regulations as are applicable to the Marketing Programs and the Parties.

“Intellectual Property” means any and all (a) patents, patent disclosures, ideas and inventions (whether patentable or not), (b) Marks, trade dress, trade names, logos, corporate names and domain names, and other designations of source, sponsorship, affiliation or origin, together with all related goodwill, (c) copyrights, copyrightable works and other works of authorship (including computer programs), mask works, data, data collections and databases, (d) trade secrets, know-how and other confidential or proprietary information, and (e) any and all other intellectual property rights arising in the United States or any other jurisdiction throughout the world, in each case whether registered or unregistered and including all related rights of priority under international conventions, all pending and future applications and registrations and continuations, divisions, continuations-in-part, reissues, extensions, substitutions, re-examinations and renewals thereof, and all similar or equivalent rights or forms of protection in any part of the world.

“Intermediate Program Funding Account” means Notable’s account with a bank pursuant to the Parties’ mutual agreement that is funded by Better as required for the replenishment of funds, which funds will, in turn, be deposited into the Main Program Funding Account (as defined below).

“Issuing Bank” means Sutton Bank or any replacement financial institution that is duly qualified to issue such Prepaid Cards and that is reasonably acceptable to Better.

“Loading Transaction” means Better, Notable, or any of designees, agents, or Subservicer: (i) initially depositing funds from the Main Program Funding Account into a Cardholder Account; or (ii) adding additional funds from the Main Program Funding Account to a Cardholder Account to “reload” a Cardholder Account.

“Main Program Funding Account” means Notable’s account at the Issuing Bank that is funded by the Intermediate Program Funding Account and is used to maintain funds that will be transferred into Cardholder Accounts in Loading Transactions.

“Marketing Program” means one or more Prepaid Card programs offered by Better (each a “Program”) to its customers that the parties mutually agree will be subject to this Agreement. The Parties acknowledge that multiple Programs may exist under this Agreement based on meaningful differences, including but not limited to, Prepaid Card terms and functionality, distribution locations, and Cardholder characteristics. Better will provide reasonable notice, as practicable, to Notable if it makes any material modifications to a Program. Notable must promptly provide notice of any system limitations that may affect Notable’s ability to perform its obligations under the Agreement.

“Monthly Report” means a report that shall consist of the data fields as agreed upon by the Parties.

“Payment Network” means the Mastercard payment network or any other credit, debit or prepaid card network through which funds may be transferred or Cardholder Transactions/Loading Transaction may be authorized and settled.

“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.

“Prepaid Card” means a reloadable or non-reloadable prepaid card or other prepaid access device or number issued by the Issuing Bank or by Marqeta on behalf of the Issuing Bank, as a product of Better in connection with a Marketing Program implemented pursuant to this Agreement and under authority from a Payment Network.

“Prepaid Card Termination Date” shall mean the first day following the end of the 12-month period during which a Cardholder must use the funds deposited into that Cardholder’s Cardholder Account.

“Program Funding Transaction” means transfers from: (i) Better to the Intermediate Program Funding Account; or (ii) the Intermediate Program Funding Account to the Main Program Funding Account.

“Program Funds” means the cash balance of undisbursed funds in the Main Program Funding Account and Intermediate Program Funding Account, which are reserved for Loading Transactions.

“Regulatory Authority” means any federal, state or local governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other entity having jurisdiction over Better, Notable, or the Prepaid Card Programs, including, but not limited to, the Office of the Comptroller of the Currency, FDIC, Federal Reserve, Federal Trade Commission, and Consumer Financial Protection Bureau. It may also include, as the circumstances dictate, any non-U.S. authority having or exercising jurisdiction related to the issuance, sale, authorization or usage of the Cards, Programs or services provided under this Agreement.

“Regulatory Communication” means all communications from any Regulatory Authority concerning the Programs.

“Security Guidelines” means the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, the FFIEC Information Technology Examination Handbook, PCI-DSS, Section 501 of GLBA and any other guidance or directives issued by a Regulatory Authority or Networks pertaining to the security of Cardholder Data.

“Servicing Activities” means issuing Prepaid Cards, loading and unloading Prepaid Cards (including Loading Transactions and Disbursement Authorizations), terminating Prepaid Cards as necessary, and supporting customer services for customer service calls transferred from Better related to servicing and troubleshooting card-related issues, and any other obligations pursuant to this Agreement.

ARTICLE II

ADMINISTRATION AND SERVICING

Section 2.01. Appointment of Notable as Servicer. Better hereby appoints Notable to act as servicer of the Prepaid Cards in accordance with and subject to the terms of this Agreement, and Notable hereby accepts such appointment.

Section 2.02. Obligations of Notable as Servicer.

(a)

General. Notable shall manage, service, administer and provide Servicing Activities on the Prepaid Cards on behalf of Better and perform other obligations hereunder in accordance with the Servicing Standard (as defined below). Notable shall have full power and authority, acting alone and/or through contractors or agents (including Marqeta and/or Notable’s Affiliates or Subservicers), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing, administration and collecting and which are consistent with the terms of this Agreement.

(b)

Servicing Standard. Notable, as an independent contractor, shall service and administer each Prepaid Card with reasonable care using that degree of skill and attention that is (i) deemed commercially reasonable in the reloadable Prepaid Card account servicing industry, (ii) in accordance with all Applicable Laws, and (iii) in all material respects in accordance with the terms of this Agreement (the “Servicing Standard”). Notable shall have no obligation to engage in any particular servicing action if doing so would or would be reasonably likely to violate Applicable Law, lead to a material regulatory investigation or subject Notable to material reputational risk, civil or criminal liability, regardless of whether Notable may be entitled to indemnification for such liability.

(c)

Instruments. Notable may take such actions as are necessary or reasonably advisable to discharge its duties as servicer in accordance with this Agreement, including executing and delivering on behalf of Better such instruments and documents as may be customary, necessary or desirable in connection with the performance of Notable’s duties under this Agreement (including consents, waivers and discharges relating to the Prepaid Card).

(d)

Records. Notable shall establish and maintain separate records covering the Cardholder Transactions, Disbursement Authorizations, and Loading Transactions contemplated by this Agreement including the identity and status of each Prepaid Cardholder Account. Ownership of such records shall vest in Better, and such records shall be retained and maintained by Notable in a custodial capacity only, subject to Notable’s right to retain copies or electronic files in respect of such records for its own internal review, compliance and regulatory or audit purposes or for purposes of determining its rights and obligations under this Agreement. Notable shall clearly identify the Prepaid Cardholder Accounts (and related funds) in its servicing records to reflect Better’s ownership of each such Account.

(e)

Reporting. Notable shall deliver or otherwise make available to Better the Monthly Report on or before the last day of every calendar month. Notable shall take commercially reasonable steps to ensure that the information related to the Prepaid Card Cardholder Accounts provided by Notable that is utilized in the Monthly Report is true and correct in all material respects.

(f)	Compliance With Applicable Law. Notable will comply with Applicable Law.

(g)	Consumer Fees. Notable shall not charge or assess Cardholders with any fees for any services rendered pursuant to this Agreement.

(h)

Loading, Reloading, and Servicing Obligations. Notable agrees that it will: (a) be responsible for its own compliance with all laws relating to the administration, processing, servicing and handling of Cardholders and Prepaid Cards; (b) use commercially reasonable efforts to maintain its relationship with Marqeta, who maintains its own relationship with the Issuing Bank and the Payment Networks to ensure the Program’s continued operation; and (c) take all appropriate actions to ensure that each legitimate and verified Cardholder who receives a Prepaid Card from Better receives credit for the amounts authorized for use through the Prepaid Card and shall have the right to utilize those amounts subject to the terms and conditions of the Prepaid Card Program.

(i)

Lost and Stolen Prepaid Cards; Fraud Recovery. Notable, working with Marqeta, shall take all appropriate actions to deactivate any lost or stolen Prepaid Cards. Notable and Marqeta shall also take all appropriate actions to respond to consumer complaints or reports of fraud in connection with the use of the Prepaid Card. In the event that Better discovers that a Prepaid Card was loaded or reloaded in a fraudulent manner due to consumer or employee fraud, Better shall notify Notable about such fraudulent transaction and Notable will use commercially reasonable efforts to attempt to deactivate the affected Prepaid Card, recover funds loaded to such Prepaid Card and refund such recovered funds to Better. Notable will make commercially reasonable efforts to provide fraud reports and related information in a timely manner, including if feasible, as part of the Monthly Reports.

(j)

Records and Inspection. Notable shall keep accurate records of Cardholder Transactions, Program Funding Transactions, and Loading Transactions relating to the Prepaid Cardholder Accounts. Upon the request of Better, Notable shall verify any records maintained by it in connection with the sale, load, or reload of Prepaid Cards and shall permit Better and its duly authorized representatives or agents to examine and inspect Notable’s records during said Notable’s normal business hours.

(k)

Review of Servicing Materials. Upon request by Better, Notable shall submit to Better for Better’s review and approval, all written correspondence templates, Cardholder service scripts, advertisements, packaging and other materials relating to the Prepaid Cards or the Programs, Cardholder servicing, statementing or handling of Prepaid Cardholder Accounts (including Cardholder Agreements and privacy policies), and any other materials (printed or otherwise) that will be sent to, used to communicate with or market to prospective, current or former Cardholders or Better Customers (referred to herein as “Servicing Materials”). Better may also review and provide input regarding any of Notable’s policies or procedures relating to the Prepaid Cards or the Programs, Cardholder servicing, statementing or handling of Prepaid Card Cardholder Accounts (including Cardholder Agreements and privacy policies), and Servicing Materials. Upon approval of the Servicing Materials by Better, any material changes to such Servicing Materials shall require the written approval of Better before such changed version is used in performing services pursuant to this Agreement. Notable shall not use any Servicing Materials in providing the Services until such approval is given by Better.

(l)

Policies, Procedures and Training. Notable shall adopt and maintain policies, procedures and training programs for its personnel and those of its permitted Subservicers who perform any customer-interfacing related Services that is acceptable to Better (provided such acceptance is not unreasonably withheld). Upon Better’s request, Notable shall provide the training materials used for such training to Better for review.

(m)

Service Continuity. Notable shall maintain commercially reasonable policies, procedures and controls designed to safeguard against interruptions in services pursuant to this Agreement due to events outside Notable’s control, including, without limitation, internal audits necessary to monitor the proper functioning of Notable system and policies and procedures to prevent the introduction of viruses or disabling code into Notable’s system.

(n)

Correction of Material Defects. Notable will take commercially reasonable actions, at no charge or other cost to Better, and at Better’s request, to (i) correct any material defects identified by Better or Notable in Notable’s processes which materially impact the services or its obligations under this Agreement; and (ii) correct any performance or processing errors of Notable by performing the service or regenerating or re-running data as needed.

(o)

Notification of Complaints. Notable shall promptly notify Better (i) no later than three (3) business days after receiving any oral or written complaints or notices of investigation from any government entity or the Better Business Bureau with respect to a Program or any written complaints from Cardholders or other Persons with respect to any Program, (ii) no later than three (3) business days after becoming aware of any material litigation involving Notable that is likely to have a material adverse effect on a Program or Notable’s ability to perform the services under the Agreement or any litigation alleging that Notable has violated any Applicable Law, in each case, if any such complaint, investigation or litigation (a) relates to Better, any Cardholder, (b) would reasonably be expected to reflect negatively on Better, or (c) could materially affect Notable’s ability to perform any of the services or its obligations under this Agreement. Each Party shall notify the other party no later than three (3) business days after becoming aware of any government, regulatory, or media investigation into a Program.

(p)

Subservicers. Notable may perform any of its duties pursuant to this Agreement, including those delegated to it pursuant to this Agreement, through subservicers, contractors or agents appointed by Notable, including its Affiliates. Notwithstanding any such delegation of a duty, Notable shall (i) select any such Person with reasonable care and be solely responsible for the fees and expenses payable to such Person and (ii) remain obligated and liable for the performance of such duty as if Notable were performing such duty.

Section 2.03. Prepaid Card Program Cards

(a)

Better shall provide Notable with sufficient information, and authorizes Notable to share sufficient information with Marqeta and/or the Issuing Bank, to enable Notable to coordinate the issuance of Prepaid Cards by the Issuing Bank with one or more of the features as set forth in the Cardholder Agreement. Notable acknowledges that the Cardholder Agreement is between Cardholder and Better, and is subject to change and modification at any time with a notice to Cardholder as permitted by the Cardholder Agreement or otherwise permitted by law.

(b)

Notable, the Issuing Bank, and/or Marqeta will only issue Prepaid Cards to Better customers who Better has identified as qualifying for a Prepaid Card under Better’s Program guidelines, which are subject to change at the discretion of Better.

(c)

Notable acknowledges and agrees that issuance of Prepaid Cards to Cardholders is at Better’s discretion and is subject to industry and regulatory standards, and that Cardholders who may not satisfy initial or ongoing validation criteria may be denied a Prepaid Card or may have an issued Prepaid Card cancelled.

(d)

Better will provide all Program Funds. Better shall deposit such funds directly into the Intermediate Program Funding Account. Notable shall then transfer the funds from the Intermediate Program Funding Account into the Main Program Funding Account. For the avoidance of doubt, Notable shall be the owner of the Intermediate Program Funding Account and the Main Program Funding Account, subject to only the permissible uses Better has authorized under this Agreement.

(e)

Better will maintain a minimum reserve balance of Program Funds in an amount that is the greater of: [***]. Notable will use Program Funds solely (i) to fund Loading Transactions in accordance with the terms of a Program, or (ii) as otherwise agreed to by the Parties in writing. Upon written notice from Better, and agreement by Notable (which will not be unreasonably withheld), (i) the Parties will adjust the Minimum Funding Balance and (ii) Notable will refund the Minimum Funding Balance in the event of a Program suspension or discontinuation.

(f)

The Monthly Report shall include, if needed, a request for additional funds in a specific amount (“Additional Program Funds”), for the Programs. Such Program Funds requested shall be calculated by Notable based upon past Loading Transactions, anticipated new Loading Transaction volume for the next month and the current Minimum Funding Balance. Within [***] of receipt of a request for Additional Program Funds, Better will provide such funds. Notable may conduct new Loading Transactions only if the Program Funds exceed the Minimum Funding Balance. Notable also may request Additional Program Funds at any time in the event Notable determines that, due to Loading Transaction volume, it will be unable, before the date of the next Monthly Report, to meet an obligation to Cardholders to fund a Loading Transactions; such requests shall be accompanied by an updated cash roll-forward report that verifies the need for funds, and such requests shall not be unreasonably denied by Better.

(g)

To the extent permitted by Applicable Law, correction of funding errors made by Notable to a Prepaid Card and all adjustments to deposits shall be made by Notable pursuant to the Cardholder Agreement and Applicable Law. In the event funding errors cannot be corrected, notice must be provided to Better for further direction.

(h)	Notable will be responsible for compliance with Applicable Law and the Cardholder Agreement relating to the processing and servicing of the Prepaid Cards.

(i)	Notable shall maintain records of Cardholder Transactions and Loading Transactions and service the Cardholder Account.

(j)

For any funds remaining in a Cardholder’s Cardholder Account upon the Prepaid Card Termination Date or the disclosed redemption period for such Prepaid Cards, Notable will ensure that Marqeta transfers the funds from the Cardholder Accounts back to the Main Program Funding Accounts (or any other account designated by Notable for such refunds) to the extent such amounts are not otherwise required to be escheated under state unclaimed property laws. The refunded amounts shall be added back to the Program Funds and used for future Loading Transactions. Refunded transactions shall be included in Notable’s Monthly Report to Better.

(k)

For any funds remaining in the Intermediate Program Funding Account or the Main Program Funding Account upon the termination of this Agreement or all Programs using Program Funds, Notable shall process such funds to revert to Better, to the extent such amounts are not otherwise required to be escheated under state unclaimed property laws or are otherwise used to offset liabilities of Better.

Section 2.04. Servicing Fees and Payment

(a)

Servicing Fees. Better agrees to pay Notable fair market value for services rendered in connection with its Services, including conducting the Servicing Activities under the Agreement and providing consulting services related to the Program (“Servicing Fees”), as determined by independent third party metrics and input, including that of a third party valuation firm engaged to value the services provided by Notable to Better pursuant to this Agreement and the Program. Better shall also reimburse Notable for any expenses reasonably incurred in carrying out the Servicing Activities. The Servicing Fees and reimbursement of expenses described above shall be Notable’s sole right to compensation under this Agreement.

(b)	Terms of Payment. Better shall pay Notable any amounts due Notable within [***] following receipt of Notable’s invoice therefor.

(c)	Taxes. Better shall not be responsible for reimbursing Notable for any taxes based on Notable’s income or corporate franchise.

ARTICLE III

RECIPROCAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01. Representations and Warranties and Affirmative Covenants. Each Party hereby makes the following representations and warranties to, and covenants:

(a)	Organization and Good Standing, Etc.

(1)	It is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(2)	It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions and perform the obligations contemplated by this Agreement.

(3)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action and will not constitute a violation of any judgment, order or decree.

(b)	Licenses. Each Party has obtained and will maintain all necessary licenses, approvals or authorizations in each jurisdiction required in connection with its performance under this Agreement.

(c)

No Violation. None of the execution and delivery by it of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions hereof or thereof, will conflict with or result in a material breach of any of the terms, conditions or provisions of any Applicable Law, legal restriction or any material agreement or instrument to which it is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, unless such conflict or breach would not reasonably be expected to have a material adverse effect on the obligations hereunder.

(d)

Validity and Binding Nature. This Agreement has been duly executed and delivered and constitutes a valid and legally binding obligation that is enforceable in accordance with its terms, except that the enforceability thereof may be subject to (i) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other laws, regulations and administrative orders affecting the rights of creditors generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(e)

Government Approvals. No action, consent, license or approval of, registration or filing with, or any other action by any Governmental Authority is or will be required in connection with execution, delivery and performance of, or compliance with, this Agreement including the servicing of each Prepaid Card Account hereunder, except such as have been made or obtained and are in full force and effect, or where failure to do so would not reasonably be expected to have a material adverse effect on the obligations hereunder.

(f)	Compliance with Applicable Law. It is in compliance with all Applicable Laws.

(g)

No Proceedings. There is no order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority to which Notable is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending against it or, to it actual knowledge, threatened against it in writing, before or by any Governmental Authority having jurisdiction over Notable or its properties, that is not confidential: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) seeking any determination that would reasonably be expected to have a material adverse effect on the obligations hereunder.

(h)

Solvency. It is solvent and no voluntary or involuntary bankruptcy petition has been commenced by or against it, nor has it made an offer or assignment or compromise for the benefit of creditors and it will not be rendered insolvent by the consummation of the transactions contemplated hereby.

ARTICLE IV

TERM AND TERMINATION

Section 4.01. Term. Unless this Agreement has been earlier terminated, this Agreement shall commence on the Effective Date and end concurrently with the termination of the last Program subject to this Agreement (the “Term”). Unless otherwise agreed in writing by the parties, the Servicing Fees for services provided under this Agreement by Notable to Better with respect to a Program shall remain fixed throughout the Term of the Program, provided that the Parties shall mutually agree in writing to the fees for any additional services other than those provided under this Agreement.

Section 4.02. Termination. [***]

Section 4.03. Post Termination Obligations. [***]

ARTICLE V

LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE

Section 5.01. Limitation on Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY AGAINST THIRD PARTY CLAIMS PURSUANT TO SECTION 5.02. NOTABLE’S LIABILITY WILL BE LIMITED TO THE AMOUNTS PAID TO NOTABLE BY BETTER FOR THE SERVICES DURING THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE LIABILITY, PROVIDED, HOWEVER, THAT SUCH LIMITATION WILL NOT APPLY IN THE EVENT THERE IS GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

Section 5.02. Indemnification.

(a)

Notable agrees to indemnify, defend and hold harmless Better and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all liability, damages, reasonable attorney fees, costs, expenses, or losses arising from, in connection with, or based upon allegations whenever made, of any of the following: [***]

(b)

Better agrees to indemnify, defend and hold harmless Notable and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all liability, damages, reasonable attorney fees, costs, expenses, or losses arising from, in connection with, or based upon allegations whenever made, of any of the following: [***]

(c)

With respect to indemnity for claims asserted by third parties, the Parties shall provide each other prompt notice of any claim for which indemnification is sought. The Parties shall cooperate in the defense of the claim. The indemnifying Party shall select and pay qualified, experienced counsel to defend the claim, and shall obtain the approval of the other Party therefore (not to be unreasonably withheld, conditioned or delayed). The indemnified Party shall be entitled to participate in the defense, and may hire its own separate counsel at its own expense, if it desires. The indemnifying Party must obtain the consent of the indemnified Party to settle any indemnified Claim if the settlement is reasonably likely to cause adverse publicity to the indemnified party, or if the settlement would require any representation or action of any kind on the part of the indemnified Party, other than the payment of money (which will be paid by the indemnifying Party).

Section 5.03. Maintenance of Insurance. Notable shall, throughout the Term, have and maintain in force insurance policies from one or more insurers acceptable to Better (not to be unreasonably withheld or conditioned) and consistent with the industry standards for servicers of prepaid and Prepaid Cards.

ARTICLE VI

CONFIDENTIAL INFORMATION

Section 6.01. Protection of Confidential Information.

(a)

Each Party recognizes that, in connection with this Agreement, it may receive Confidential Information regarding the other Party. Except as required by Applicable Law, the receiving party agrees to keep all Confidential Information strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement; provided, that the receiving party may provide Confidential Information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transactions contemplated in this Agreement and such employees, agents and affiliates are informed of the confidential nature of such information and agree to maintain its confidentiality.

(b)

Notable shall comply with Applicable Law relating to privacy rights in connection with its performance under this Agreement including, without limitation, the GLBA as well as any of the Privacy Laws. Notable agrees and acknowledges that as to all Consumer Information received or obtained by it with respect to any Cardholder: (i) such information is in connection with servicing or processing a financial product or service the Cardholder requests or authorizes for the purposes of 16 C.F.R., Section 313.14(a)(2); and (ii) Notable is hereby prohibited from storing, disclosing, copying, analyzing, monitoring or using any such information internally other than to carry out the express provision of this Agreement.

(c)

Notable shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of Confidential Information which it has possession of or control over, (b) protect against any threats or hazards to the security and integrity of such Confidential Information, and (c) protect against any unauthorized access to or use of such Confidential Information.

(d)

Notable shall notify Better within forty-eight (48) hours following discovery of any compromise of the security, confidentiality, or integrity of any Confidential Information. Notable shall follow-up written notification within forty-eight (48) hours to Better. Written notification provided pursuant shall be written in plain language and will include the following, to the extent known at the time: (i) what happened; (ii) what information was involved, and, if known, the potential number of Mortgagors affected; (iii) what Notable is doing; (iv) what Better can do; and (v) a point of contact for more information. At a minimum, the security breach notification will contain the following, to the extent known at the time:

(1)	The name and contact information of key personnel that the Better can contact to assist with any internal investigation related to the breach.

(2)	A list of the types of personal information that were or are reasonably believed to have been the subject of the breach.

(3)

If the information is possible to determine at the time the notice is provided, then either (1) date of the breach, (2) estimated date of the breach, or (3) the date range within which the breach occurred. The notification will also include the date of the notice.

(4)	Whether the information was delayed as a result of a law enforcement investigation, if that information is possible to determine at the time the notice is provided.

(5)	A general description of the breach, if that information is possible to determine at the time the notice is provided.

(e)

Notable agrees to adhere to all requirements in Applicable Law with respect to a data breach related to Better’s data, including, when appropriate or required, the required responsibilities and procedures for notification and mitigation. Notable agrees to provide updates as they become available regarding steps taken to address the incident giving rise to the breach and to assist Better with any further investigation.

(f)

Notable further acknowledges to have a written response plan that reflects best practices and is consistent with industry standards and Applicable Law for responding to a data breach, breach of security, privacy incident, or unauthorized acquisition or use of Better’s data or any portion thereof, including personally identifiable information and agrees to provide Better, upon request (but no more frequently than annually), or upon a material change to said plan, with a copy of said written incident response plan.

Section 6.02. Privacy.

(a)

Each party agrees to provide to the other on a timely basis, any Cardholder request that Nonpublic Personal Information not be shared. Notable acknowledges that it has an ongoing responsibility to comply with Applicable Law governing the privacy and security of Cardholder Nonpublic Personal Information, including but not limited to, the GLBA and regulations issued pursuant thereto (12 CFR Part 1016) and Notable will implement and maintain an information security program as required by such regulations.

(b)

Each party shall, in accordance with Applicable Law, deliver to the Cardholder, and track delivery of, such privacy policies and notices as may be required of such party under any Applicable Law. Notwithstanding the foregoing, if the parties agree that Notable will deliver any such privacy policies and notices on behalf of Better, then Better shall be responsible for drafting such policy and notice

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including email, when received by the other Party at the address as follows:

(i)	if to Better:

Name: Better Mortgage Corporation

Address: 175 Greenwich Street, 59th Floor, New York, NY 10007

Attention: Director, Financial Business Operations

Email: [***]

With a concurrent copy (which copy shall not constitute Notice) to:

Name: Better Mortgage Corporation

Address: 175 Greenwich Street, 59th Floor, New York, NY 10007

Attention: General Counsel

Email: [***]

(ii)	if to Notable:

Name: Notable

Address: Six Landmark Square, 4th Floor, Stamford, CT 06901

Attention: CEO

Email: [***]

With a concurrent copy (which copy shall not constitute Notice) to:

Name: Notable

Address: Six Landmark Square, 4th Floor, Stamford, CT 06901

Attention: General Counsel

Email: [***]

or such other address as may hereafter be furnished to the other Party by like notice. Any such demand notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 7.02. Severability Clause.

Any part, provision, representation or warranty of this Agreement, which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any Party of the economic benefit intended to be conferred by this Agreement, the Parties shall negotiate, in good faith, to develop a structure the economic effect of which is, as nearly as possible, the same as the economic effect of this Agreement without regard to such invalidity.

Section 7.03. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signatures and electronically imaged signatures such as .pdf files, which shall, for all purposes hereunder, be deemed effective as original signatures.

Section 7.04. Governing Law.

This Agreement and any claim, controversy or dispute arising out of this Agreement shall be governed by and construed in accordance with the laws of [***] and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to the conflict of laws provisions thereof.

Section 7.05. Waiver of Jury Trial; Venue.

(a)

Each of Notable and Better hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of Notable or Better.

(b)

With respect to this Agreement or any claim or action arising hereunder, the Parties (a) irrevocably submit to the exclusive jurisdiction of the courts of [***], and appellate courts from any thereof, and (b) irrevocably waive any objection which such Party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.06. Force Majeure.

(a)

Neither party shall be in breach of its obligations under this Agreement or incur any liability to the other party for any losses or damages incurred or suffered by that other party (other than under any express indemnity in this Agreement) if and to the extent that it is prevented from carrying out those obligations by, or such losses or damages are caused by, a force majeure event including, but not limited to acts of God, strikes, riots, acts of war, terrorism, earthquakes, pandemics, federal, state, or local government mandated shutdowns, and other events beyond its reasonable control (“Force Majeure Event”). The foregoing shall not apply to the extent that the relevant breach of a Party’s obligations would have occurred, or the relevant losses or damages would have arisen, even if the Force Majeure Event had not occurred (in which case this clause shall not apply).

(b)

As soon as reasonably practicable following the date of commencement of a Force Majeure Event, the affected Party shall provide written notice to the other Party of the Force Majeure Event. The Party invoking the Force Majeure Event shall submit to the other Party a reasonable description of the nature of the Force Majeure Event and of its effect upon the performance of the affected Party’s obligations under this Agreement.

(c)

The Party asserting a Force Majeure Event shall at all times take all reasonable steps within its power to (i) prevent Force Majeure Event from affecting the performance of the Party’s obligations under this Agreement; (ii) mitigate the effect of the Force Majeure Event, including by recourse to alternative mutually acceptable sources of services, equipment and materials; (iii) overcome the effects of the Force Majeure Event; (iv) comply with its obligations that it may otherwise perform under this Agreement; and (v) ensure resumption of normal performance of the Agreement as soon as reasonably practicable and perform its obligations to the maximum extent practicable. The affected Party shall provide regular updates to the other Party regarding the measures the affected Party is taking to comply with this Section following notice of a Force Majeure Event.

Section 7.07. Business Continuity / Disaster Recovery.

Notable shall, at its own expense, maintain throughout the term of this Agreement (i) a business continuity plan and (ii) disaster recovery and backup capabilities and facilities in accordance with Applicable Law and generally accepted industry standards for a servicing company of its size, in support of the processing and related functions it performs for Better under this Agreement, that provides for the resumption of its services in the event that a disaster or other unforeseen event disrupts or impairs its provision of services pursuant to this Agreement. Appropriate testing and validation of Notable’s business continuity plan and disaster recovery plan shall occur on at least an annual basis as provided in such plans. Notable shall make available for inspection by Better upon reasonable request and during normal business hours at Notable’s offices a copy of Notable’s disaster recovery and business continuity plans.

Section 7.08. Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by Notable, Better and the respective successors and assigns of Notable and Better. Neither Party may assign this Agreement in whole or in part, without the prior written consent of the other Party, except as otherwise permitted in this Agreement. Upon any such assignment, the Person to whom such assignment is made shall succeed to all rights and obligations of the assignor under this Agreement.

Section 7.09. Reliance and Other Matters.

Notable may rely in good faith and without any liability on any document of any kind prima facie properly executed and submitted by any Party hereto respecting any matters relating to this Agreement. Notable may rely on all directions from Better related to actions to be taken as contemplated in this Agreement without independent inquiry or verification by Notable.

Section 7.10. Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.

Section 7.11. Further Assurances.

Notable and Better each agrees to cooperate with and assist the other party as reasonably requested in connection with such party’s duties and obligations under this Agreement and in connection therewith, and shall execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate in furtherance thereof or to effectuate the purposes of this Agreement.

Section 7.12. Merger and Integration.

This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

Section 7.13. Prior Services Agreement Amended and Restated.

This Agreement amends and restates, in its entirety, and replaces, the Prior Services Agreement. The Prior Services Agreement shall therefore cease to be of any further force and effect upon execution of this Agreement.

[Signatures appear on the following page]

BETTER MORTGAGE CORPORATION,

By:	/s/ Paula Tuffin
Name: Paula Tuffin
Title: CCO & General Counsel

NOTABLE FINANCE, LLC, as Servicer

By:	/s/ Jenny Beaumont
Name: Jenny Beaumont
Title: General Counsel